                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                   Form 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 3, 2002
                                (Date of Report)

                    Central European Distribution Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                    0-24341                 54-1865271
(State or other jurisdiction   (Commission file number)      (IRS employer
       of incorporation)                                  identification number)

               1343 Main Street, Suite 301, Sarasota Florida 34236
                    (Address of Principal Executive Offices)

        Registrants telephone number, including area code: (941) 330 1558

ITEM 2 Acquisition of Assets

On April 24, 2002, Central European Distribution Corporation ("the Company", "CEDC") completed the acquisition of AGIS S.A., an alcohol wholesaler in northern Poland. The purchase price of $6,708,978 consisted of $4,567,978 in cash and the issuance of 172,676 shares of CEDC common stock valued at $2,141,000. The source of the funds was a long-term loan of $1,800,000 from Bank Fortis in Warsaw, Poland and $2,768,000 from the private placement offering of CEDC common stock, (gross proceeds $8,400,000) finalized by the Company on March 28, 2002.

ITEM 7  Financial Statements, Pro forma Financial Information and Exhibits

(a)      Financial Statements of Business Acquired

                                      INDEX

                                                                                                        Page
                                                                                                        ----
PART I.  Financial Information
------   ---------------------
Item 1.  Report of Independent Auditors ...........................................................        3

Item 2.  Financial Statements

         Balance Sheets at December 31, 2000 and 2001 ..............................................       4

         Statements of Income for the years ended December 31, 2000 and 2001 ......................        5

         Statements of Changes in Stockholders' Equity for the years ended
            December 31, 2000 and  2001 ...........................................................        6

         Statements of Cash Flows for the years ended December 31, 2000
         and 2001 .................................................................................        7

         Notes to Financial Statements ............................................................     8-13

(b)  Unaudited Pro forma Financial Information

         Unaudited pro forma condensed combined balance sheet at December 31, 2001 ................       15

         Unaudited pro forma condensed combined income statement for the year ended
         December 31, 2001 ........................................................................       17

         Notes to the unaudited pro forma financial information ...................................    18-23

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors of AGIS S.A.


We have audited the accompanying balance sheets of AGIS S.A. as of December 31, 2000 and 2001 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGIS S.A. at December 31, 2000 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                  ERNST & YOUNG AUDIT Sp. z o.o.

Warsaw, Poland
April 24, 2002

                                   AGIS S.A.

                                 BALANCE SHEETS
              (Monetary amounts in columns expressed in thousands)

                                                                            December 31,
                                                                            ------------

                                                                         2000          2001
                                                                       --------      --------
                             ASSETS
Current Assets
Cash and cash equivalents                                              $    651      $    344
Accounts receivable (net of allowance for doubtful accounts of
$398,000 and $504,000, respectively)                                      7,155         6,873
Inventories                                                               2,352         2,536
Deferred income taxes                                                        37            48
Value added tax  receivable                                                   -           911
Prepaid expenses and other current assets                                    20            31
                                                                       --------      --------
Total Current Assets                                                     10,215        10,743


Property, plant, and equipment, net                                       1,023         1,418
                                                                       --------      --------

Total Assets                                                           $ 11,238      $ 12,161
                                                                       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Trade accounts payable                                                 $  6,463      $  6,132
Bank loans and overdraft facilities                                       3,532         3,755
Income and other taxes payable                                              163           141
Other current liabilities                                                   123           124
                                                                       --------      --------
Total Current Liabilities                                                10,281        10,152

Commitments and contingencies

Stockholders' Equity

Common Stock ($38.17 par value, 6,000 shares authorized,
issued and outstanding at December 31, 2000 and 2001)                       229           229
Retained earnings                                                           775         1,780
Accumulated other comprehensive loss                                        (47)            -
                                                                       --------      --------

Total Stockholders' Equity                                                  957         2,009
                                                                       --------      --------

Total Liabilities and Stockholders' Equity                             $ 11,238      $ 12,161
                                                                       ========      ========

See accompanying notes.

                                    AGIS S.A.

                              STATEMENTS OF INCOME
              (Monetary amounts in columns expressed in thousands)


                                                                                       Year ended December 31,
                                                                                       -----------------------
                                                                                     2000                    2001
                                                                                 -----------             -----------
Net sales                                                                          $ 49,795                $ 75,449
Cost of goods sold, excluding depreciation                                           45,849                  69,649
                                                                                 -----------             -----------
                                                                                      3,946                   5,800

Selling, general and administrative expenses, excluding depreciation                  2,270                   2,703
Bad debt expense                                                                        115                     106
Depreciation of tangible fixed assets                                                   155                     165
                                                                                 -----------             -----------

Operating income                                                                      1,406                   2,826

Non-operating income (expense)
Interest expense                                                                       (421)                   (665)
Interest income                                                                           4                      12
Other income (expenses), net                                                             14                     (26)
                                                                                 -----------             -----------

Income before income taxes                                                            1,003                   2,147

Income tax expense                                                                     (362)                   (650)
                                                                                 -----------             -----------

Net income                                                                         $    641                $  1,497
                                                                                 ===========             ===========

See accompanying notes.

                                    AGIS S.A.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              (Monetary amounts in columns expressed in thousands)

                                     Common                    Retained           Accumulated        Total
                                      Stock                    Earnings             other
                                                                                comprehensive
                                                                                income/(loss)
                              -----------------------         -----------      ---------------    -------------
                                No. of        Amount
                                shares
                              ----------    ---------
Balance at December 31,
1999                             6,000         $  229           $   272              $    7          $   508
Net income                                                          641                   -              641

Foreign currency
translation adjustment
(net of tax)                                                                            (54)             (54)
                                                                                                   ---------
Comprehensive income                 -              -                                                    587


Dividend declared and paid           -              -              (138)                  -             (138)
                               -------       --------          --------            --------        ---------
Balance at December 31,
2000                             6,000            229               775                 (47)             957

Net income                           -              -             1,497                   -            1,497

Foreign currency
translation adjustment
(net of tax)                                                                             47               47
                                                                                                   ---------
Comprehensive income                 -              -                                                  1,544


Dividend declared and paid           -              -              (492)                  -             (492)
                               -------       --------          --------           ---------        ---------
Balance at December 31,
2001                             6,000         $  229           $ 1,780              $    -          $ 2,009
                               =======       ========          ========           =========        =========

See accompanying notes.

                                    AGIS S.A.

                            STATEMENTS OF CASH FLOWS
                   (Amounts in columns expressed in thousands)

                                                                   Year ended December 31,
                                                                   -----------------------

                                                                     2000           2001
                                                                   --------       --------
Operating Activities
Net income                                                         $    641       $  1,497
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
      Depreciation                                                      155            165
      Bad debt provision                                                115            106
      Deferred income tax benefit                                       (14)           (11)
      Gain on disposal of fixed assets                                  (10)            (4)
      Changes in operating assets and liabilities:
           Accounts receivable                                       (1,845)           176
           Inventories                                                 (386)          (184)
           Prepayments and other current assets                          (3)           (11)
           Value added tax receivable                                     -           (911)
           Trade accounts payable                                        69           (331)
           Income and other taxes payable                                38            (22)
           Other liabilities                                            (68)            52
                                                                   --------       --------

Net Cash Provided by (Used in) Operating Activities                  (1,308)           522

Investing Activities
Purchase of property and equipment                                     (234)          (564)
Proceeds from sale of equipment                                          31              4
                                                                   --------       --------
Net Cash Used in Investing Activities                                  (203)          (560)


Financing Activities
Proceeds from short-term borrowings                                   3,367          3,755
Repayment of short-term borrowings                                   (1,656)        (3,532)
Dividends paid                                                         (138)          (492)
                                                                   --------       --------

Net Cash Provided by (Used in) Financing Activities                   1,573           (269)
                                                                   --------       --------
Net Increase (Decrease) in cash and cash equivalents                     62           (307)

Cash and cash equivalents at beginning of period                        589            651
                                                                   --------       --------
Cash and cash equivalents at end of period                         $    651       $    344
                                                                   ========       ========

Supplement cash flow information:
       Interest paid                                               $    421       $    665
       Income taxes paid                                           $    289       $    678

See accompanying notes.

                                   AGIS S.A.

                         NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


1. Organization and Description of Business

The business AGIS S.A. was originally organized as a Polish limited liability company during 1990 and on December 15, 1995 was transformed into a Polish joint stock company - AGIS S.A. (the "Company"). The Company's main activities are the wholesale of alcoholic (mainly vodka) beverages. The Company has approximately 200 employees and 14 branch offices, which are located throughout northern-central Poland. The Company's headquarters are located in Torun, Poland and all of the Company's operations are conducted within the boundaries of Poland.

Pursuant to Polish statutory requirements, AGIS S.A. may pay annual dividends, based on its audited Polish statutory financial statements, to the extent of its retained earnings as defined. At December 31, 2001, substantially all retained earnings were available for payment of dividends see Note 8.

2. Accounting Policies

The significant accounting policies and practices followed by the Company are as follows:

Basis of Presentation

The Company maintains its books of account and prepares its statutory financial statements in Polish zloties (PLN) in accordance with Polish statutory requirements and the Accounting Act of September 29, 1994. The accompanying financial statements have been adjusted to reflect accounting principles generally accepted in the United States ("US GAAP").

Foreign Currency Translation and Transactions

The accompanying financial statements have been prepared in US Dollars.

The Company's functional currency is the local currency - Polish Zloty (PLN). Assets and liabilities are translated to US Dollars at the exchange rate in effect at each year end. Income statement accounts are translated to US dollars at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in net income for the period.

The exchange rate used on zloty denominated transactions and balances for translation purposes as of December 31, 2000 and 2001 for one US dollar was 4.14 PLN and 3.98 PLN, respectively. The exchange rate as of April 24, 2002 was 4.04 PLN.

                                   AGIS S.A.

                         NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


Property, Plan and Equipment

Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation periods are as follows:

                  Type                            Depreciation life in years
-----------------------------------------     ----------------------------------
Land                                                           -
Buildings                                                    25-40
Machinery and Equipment                                      3-10
Transportation Equipment                                      2-5
Other                                                        2-10

The Company periodically reviews property, plant and equipment, when indicators of impairment exist and if the value of the asset is impaired, an impairment loss is recognized. The Company recognizes impairment losses on long-lived assets in the event the net book values of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairment adjustment has been recorded by the Company.

Revenue Recognition

Revenue is recognized when goods are shipped or delivered to customers in accordance with United States Securities and Exchange Commission Staff Accounting Bulletin 101. Sales are presented net of sales returns and discounts.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventories are comprised of spirits and non-alcoholic beverages. The Company has not experienced significant losses from spoilage or obsolescence.

Cash and Cash Equivalents

Short-term investments that have a maturity of three months or less at the date of purchase are classified as cash equivalents. All of the amounts were located in bank accounts in Poland at December 31, 2001 and 2000.

Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences may be material to the financial statements.

Income Taxes

The Company computes and records income taxes in accordance with the liability method.

Comprehensive income

Comprehensive income, is defined as all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income includes net income adjusted by, among other items, foreign currency translation adjustments. The currency translation gains and losses on the translation from Polish zloties to US dollars are classified as a separate component of stockholders' equity as "accumulated other comprehensive loss".

During the period ended December 31, 2001, the Company incurred foreign currency translation gains of $47,000 (net of tax). The total of the accumulated other comprehensive loss consists of currency translation adjustments ($8,000 net loss, net of taxes) and hyper-inflation adjustments related to assets purchased prior to January 1, 1998 ($8,000 net gain, net of taxes).

                                    AGIS S.A.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)

Recently issued accounting pronouncements

In June 2001, the Financial Accounting Standard Board "FASB" released SFAS 141 "Business Combinations". This statement requires that combinations be accounted for by a single method - the purchase method. This statement also requires among other things, separate recognition of intangible assets apart from goodwill if they meet the prescribed criteria. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

In June 2001, the FASB released SFAS 142 "Goodwill and other intangible assets". This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses among other things, how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001.

The Company does not anticipate that these two statements will have a material effect on its financial statements.

In August 2001, the FASB released SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of". This statement removes goodwill from its scope (addressed in SFAS 142), and addresses long-lived assets to be held and used, to be disposed of other than by sale and to be disposed of by sale. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. The Company does not anticipate that this statement will have a material effect on its financial statements.

3.  Property, Plant and equipment

Property, plant and equipment, presented net of accumulated depreciation in the balance sheets, consists of:

                                                                             December 31,
                                                                             ------------
                                                                       2000                2001
                                                                 ----------------    ---------------
         Land
         Buildings                                                       $    12               $ 29
         Machinery and equipment                                             638                901
         Transportation equipment                                            121                156
         Other                                                               565                777
                                                                             147                170
                                                                 ----------------    ---------------
                                                                           1,483              2,033

         Less accumulated depreciation                                       460                615
                                                                 ----------------    ---------------
         Property, plant  and equipment, net                             $ 1,023            $ 1,418
                                                                 ================    ===============

                                    AGIS S.A.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


4.  Allowances for Doubtful Accounts

Changes in the allowance for doubtful accounts were as follows:

                                                                      Year ended December, 31
                                                                      -----------------------
                                                                      2000                2001
                                                                ----------------    ---------------
         Balance, beginning of year                                        $283               $398
         Provision for doubtful accounts                                    115                106

                                                                -----------------------------------
         Balance, end of year                                              $398               $504
                                                                ===================================


5.  Short-term bank loan and overdraft facilities


During 2000, the Company had three overdraft facilities as follows: PLN 2,000,000 overdraft facility (secured by bills of exchange and cession rights to receivables, with an interest rate of 3 months WIBOR plus 1.4%); PLN 4,000,000 overdraft facility which was secured similarly. The interest rate applied was 1 month WIBOR plus 0.6%, and a PLN 12,000,000 overdraft facility which was secured with bills of exchange, cession rights to receivables and inventory amounting to PLN 7,000,000, ($1,700,000). Outstanding amounts at December 31, 2000 were as follows:

Polish Zloty (PLN) 2,000,000 (US$ 482,000)                         $   387
Polish Zloty (PLN) 4,000,000 (US$ 965,000)                             483
Polish Zloty (PLN) 12,000,000 (US$ 2,896,000)                        2,662
                                                              ------------
Total                                                              $ 3,532
                                                              ============

During 2001, all the outstanding overdraft facilities as of December 31, 2000 were repaid. New overdraft facilities were acquired as follows: PLN 2,000,000 overdraft facility secured by bills of exchange and cession rights to receivables, bearing an interest rate of 3 month WIBOR plus 0.9%; PLN 16,000,000 overdraft facility secured by bills of exchange and cession rights to receivables, bearing interest rate of 1 month WIBOR plus 0.6%; PLN 500,000 overdraft facility which was secured with bills of exchange and the Company's inventory. The interest rate was 1 month WIBOR plus 1%. Outstanding amounts at December 31, 2001 were as follows:

Polish Zloty (PLN) 2,000,000 (US$ 501,700)                         $   376
Polish Zloty (PLN) 16,000,000 (US$ 4,013,700)                        3,358
Polish Zloty (PLN) 500,000 (US$ 125,400)                                21
                                                              ------------
Total                                                              $ 3,755
                                                              ============

The weighted average interest rate on short-term borrowings at December 31, 2001 and 2000 was approximately 18.51%, and 22.45% respectively.

                                    AGIS S.A.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)


6. Income Taxes

Income tax expense for the years ended December 31, 2000 and 2001, is summarized below:

                                                                                  Year ended December 31,
                                                                                  -----------------------
                                                                                       2000           2001
                                                                                ------------    -----------
Current Polish income tax expense                                                     $ 376          $ 661
Deferred Polish tax benefit, net                                                        (14)           (11)
                                                                                ------------    -----------
Income tax expense                                                                    $ 362          $ 650
                                                                                ============    ===========

Total income tax expense varies from expected income tax expense computed at Polish statutory rates (30% in 2000 and 28% in 2001) as follows:


                                                                                  Year ended December 31,
                                                                                  -----------------------
                                                                                       2000           2001
                                                                                ------------    -----------

Tax at Polish statutory rate                                                          $ 301          $ 601
Increase in deferred tax asset valuation allowance relating primarily to
bad debt expense                                                                         14             21
Permanent differences between financial and taxable income                               47             28
                                                                                ------------    -----------
Income tax expense                                                                    $ 362          $ 650
                                                                                ============    ===========


Significant components of the Company's deferred tax assets are as follows:

                                                                                       December 31,
                                                                                       ------------
                                                                                    2000           2001
                                                                                ------------    -----------
Deferred tax assets:
       Allowance for doubtful accounts receivable                                     $ 111          $ 141
       Accrued expenses, deferred income and prepaids, net                                4              6
                                                                                ------------    -----------
                                                                                        115            147
Less valuation allowance                                                                (78)           (99)
                                                                                ------------    -----------
Net deferred tax asset                                                                $  37          $  48
                                                                                ============    ===========

Valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets will not be realized in the future. These evaluations are based on expected future taxable income and expected reversals of the various net deductible temporary differences. The valuation allowance relates solely to the estimated future tax deductibility of the allowance for bad debts which may not be deductible under local statutes.

In November 1999, legislation was enacted which reduced the corporate income tax rates in Poland effective January 1, 2000 to 30% in 2000, 28% in 2001 and 2002, 24% in 2003 and 22% thereafter.

The Company's tax liabilities (including corporate income tax, Value Added Tax
(VAT), social security and other taxes) may be subject to examinations by Polish tax authorities for up to five years from the end of the year the tax is payable. As the application of tax laws and regulations and transactions are susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by the tax authorities.

                                   AGIS S.A.

                          NOTES TO FINANCIAL STATEMENTS
               (amounts in columns expressed in thousands of USD)

7. Financial Instruments, Commitments and Contingent Liabilities

Financial Instruments With On-Balance Sheet Risk and Their Fair Values

Financial instruments with on-balance sheet risk include cash and cash equivalents, accounts receivable, certain other current assets, trade accounts payable, bank loans and overdraft facilities, and other payables. These financial instruments are shown separately in the balance sheets and their carrying values approximate their fair values. This is because substantially all of these financial instruments have short maturity periods or carry interest at rates that approximate current market rates. The Company does not utilize financial derivatives.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable from Polish companies. The Company restricts temporary cash investments to financial institutions with high credit standing. Credit is given to customers only after a thorough review of their credit worthiness. The Company does not normally require collateral with respect to credit sales. As of December 31, 2000 and 2001, the Company had no customers which accounted for more than 10 percent of outstanding receivables. The Company has not experienced large credit losses in the past.

Supply contracts

The Company has various agreements covering its souces of supply. Either party on relatively short notice may terminate some of them. Thus, there is a risk that some portion of the Company's supply of products could be curtailed at any time. Management believes that if these arrangements were terminated that alternative suppliers would be found without significant disruption to the business.

Lease Obligations

The Company has cancelable rental agreements for a number of the branch office locations. Monthly rentals range from approximately $1000 to $2000. All the branch office leases can be terminated by either party within two to three months.

The rental expense incurred under operating leases during 2000 and 2001 was as follows:

                                                      2000           2001
                                                 ---------      ---------

Rent expense                                         $ 169          $ 155
                                                 =========      =========

8. Subsequent Events

On April 24, 2002, the shareholders of the Company sold all of their shares to Central European Distribution Corporation ("CEDC"), a United States company and to its wholly-owned subsidiary Carey Agri International Poland. The sales price consisted of approximately $4,568,000 of cash and 172,676 unregistered newly issued common shares of CEDC, with a six month restriction on sale.

In contemplation of the sale of the Company, all the real estate owned by the Company was sold to the former shareholders for a price of $1,001,923. The Company also sold other assets to the former shareholders (two vehicles).

Prior to the sale of the Company, a cash dividend of $ 1,412,415 million was declared. The dividend is to be paid over two equal installments starting on May 31, 2002.

                         Pro Forma Financial Statements
                    Central European Distribution Corporation
               Pro Forma Combined Condensed Financial Information

The unaudited pro forma condensed combined balance sheet information set for below for Central European Distribution (CEDC), AGIS S.A. (purchased on April 24, 2002) and Damianex S.A. (purchased on April 22, 2002) is presented as if these acquisitions had been completed on December 31, 2001. The unaudited condensed combined income statement for 2001 assumes the acquisitions were completed on January 1, 2001. The data is subject to the assumptions and adjustments in the accompanying notes to the pro forma balance sheets and income statements. CEDC has accounted for the acquisitions of Damianex S.A. and AGIS S.A. as purchases in accordance with SFAS 141. Pro forma financial information for CEDC and Damianex S.A. as of December 31, 2001 has been included in an 8K report filed previously with the Securities and Exchange Commission.

The pro forma information does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and therefore should be read in conjunction with the historical financial statements of CEDC included in its Annual 2001 Report on Form 10K, and its first quarter 2002 Report on Form 10Q and the historical financial statements of Damaniex S.A. included in the Form 8-K which are on file with the Securities and Exchange Commission and the historical financial statements of AGIS S.A. for 2000 and 2001, included herein.

The pro forma adjustments do not reflect operating efficiencies and cost savings that may be achievable with respect to the newly acquired companies. The pro forma adjustments do not include any adjustments to the historical operating data for future changes in selling prices, or operating efficiencies which may arise.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective estimated fair values, will be made after completion of the escrow period on August 31, 2002 (applicable to the Damianex acquisition), upon final adjustments of the AGIS S.A. purchase price related to old AGIS accounts receivable and upon receipt of independent valuations for both acquisitions. Accordingly, the purchase accounting adjustment(s) and the following pro forma condensed combined balance sheet and income statement information may be revised. CEDC currently knows of no events that would require a substantial change to the preliminary purchase price allocation.

The pro forma financial information is presented for illustrative purposes only and is not intended to be indicative of the financial position and operating results that would have occurred if the acquisitions had been consummated in accordance with the assumptions set forth below nor is it intended to be a forecast of future operating results or financial position.

                    Central European Distribution Corporation
        Unaudited Pro Forma Condensed Combined Balance Sheet Information
                                December 31, 2001
                Amounts in columns expressed in thousands of USD

                                                                                                                  Total
                                                                                    Damianex     AGIS S.A,      Pro Forma
                                       Historical       Historical     Historical     S.A.       Pro Forma      CEDC with
                                          CEDC           Damianex      AGIS S.A.    Pro Forma     Adjust-       AGIS S.A.
                                          (A1)            S.A.           (A2)      Adjustments     ments           and
                                                          (A3)                                                  DAMIANEX
                                                                                                                   S.A.
                                     ---------------  ------------------------------------------------------  --------------
ASSETS
Current Assets
Cash and cash equivalents              $  2,466        $  2,327       $    344  D      2,500  D     1,800          4,695
                                                                                D      4,638  D     2,768
                                                                                D        137  B1   (4,830)
                                                                                B2    (7,455)
Accounts receivable, net                 38,102           6,964          6,873                                    51,939
Due to selling shareholders                   -               -              -                I       869            869
Inventories                               9,001           4,356          2,536                                    15,893
Value added tax receivable                    -               -            911                                       911
Deferred income taxes and
other current assets                      2,040              73             79  C2       318                       2,510
                                       -------------   -----------------------------------------------------    --------
                                         51,609          13,720         10,743           138          607         76,817
Property, plant and
equipment, net                            3,372           1,550          1,418  C2       368  I      (719)         5,989
Intangible assets, net                    3,002               -              -                                     3,002
Goodwill, net                             9,969               -              -  C2     5,664  C1    6,505
                                                                                              I      (108)        22,030
Deferred income taxes and
other assets                              1,025             172              -                I       (42)         1,155
                                       --------        --------------------------------------------------       --------
Total Assets                           $ 68,977        $ 15,442       $ 12,161       $ 6,170      $ 6,243       $108,993
                                       ========        ==================================================       ========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Trade accounts payable                 $ 29,685        $  3,346       $  6,132  C2       740  C1    1,412         41,315
Bank loans and overdraft
facilities                                9,861           8,012          3,755                                    21,628
Income and other taxes payable            1,307             308            141                                     1,756
Other accrued liabilities                 1,692             205            124                C1      131          2,152

Current portion of debt and
capital leases                            2,181               -              -                                     2,181
                                       --------        --------------------------------------------------       --------
                                         44,726          11,871         10,152           740        1,543         69,032
Non-current deferred taxes                    -               -              -  C2        92                          92
Long-term portion of debt and                                                -
capital leases                            3,495               -                 D      2,500  D     1,800          7,795
Temporary equity                                              -              -  B2     1,634                       1,634
Stockholders' Equity
Common stock                                                                    E     (1,739) D      (229)
                                             46           1,739            229  D          8   B1       2             56
Additional paid-in-capital               15,383               -              -  D      4,767   D    2,139         25,057
                                                                                               D    2,768
Retained earnings                         7,161           1,727          1,780  E     (1,727)  E   (1,780)         7,161
Accumulated other
comprehensive income (loss)              (1,684)            105              -  E       (105)                     (1,684)

                    Central European Distribution Corporation
        Unaudited Pro Forma Condensed Combined Balance Sheet Information
                                December 31, 2001
                Amounts in columns expressed in thousands of USD


                                      (150)          -              -                             -        (150)
Less Treasury shares
                                  --------    -----------------------------------------------------    --------
                                    20,756       3,571          2,009          1,204          2,900      30,440
                                  --------    -----------------------------------------------------    --------
Total Liabilities and
Stockholders' Equity              $ 68,977    $ 15,442       $ 12,161       $  6,170       $  6,243    $108,993
                                  ========    =====================================================    ========

                    Central European Distribution Corporation
       Unaudited Pro Forma Condensed Combined Income Statement Information
                         For the year ended December 31, 2001
    Amounts in columns expressed in thousands of USD (except per share data)

                                                                                                                           Total
                                                                                                                         Pro Forma
                                   Historical        Historical     Historical        DAMIANEX          AGIS S.A.        CEDC with
                                      CEDC           Damianex      AGIS S.A (A2)        S.A.            Pro Forma        AGIS S.A.
                                      (A1)            S.A (A3)                        Pro Forma        Adjustments     and DAMIANEX
                                                                                     Adjustments                           S.A.
                                  --------------     -----------   -----------------------------------------------------------------
Net sales                             $ 178,236         $78,977          $75,449                                        $332,662
Cost of goods sold, excluding
depreciation and amortization           154,622          70,262           69,649                                         294,533
                                  -------------      ----------    ----------------------------------------------    -----------
                                         23,614           8,715            5,800                                          38,129
Selling, general and
administrative expenses,                 16,445           6,008            2,703                 F            (41)        25,331
excluding depreciation                                                                           F1           216
Bad debt expense                            711             218              106                                           1,035
Depreciation of tangible fixed
assets                                      841             258              165  F2        10   F1           (16)         1,258
Amortization of intangible
assets                                      762               -                -                                             762
                                  -------------      ----------    ----------------------------------------------    -----------
Operating income                          4,855           2,231            2,826           (10)              (159)         9,743
Non-operating income (expense)
Interest expense                         (1,345)           (555)            (665)  D      (106)  D            (77)        (2,748)
Other income (expense), net                 148              55              (14)            -                               189
                                  -------------      ----------    ----------------------------------------------    -----------
Income before income taxes                3,658           1,731            2,147          (116)              (236)         7,184
Income tax (expense) benefit             (1,132)           (520)            (650)  G        33   G             66         (2,203)
                                  -------------      ----------    ----------------------------------------------    -----------
Net income                            $   2,526         $ 1,211          $ 1,497        $  (83)            $ (170)      $  4,981
                                  =============      ==========    ==============================================    ===========

Net income per share of common
stock, basic                          $    0.58                                                                         $   0.90
                                  =============                                                                      ===========

Net income per share of common
stock, diluted                        $    0.57                                                                         $   0.90
                                  =============                                                                      ===========

                    Central European Distribution Corporation
   Notes to the Unaudited Pro Forma Condensed Combined Financial Information
               (Amounts in columns expressed in thousands of USD)

A. THESE COLUMNS REPESENT THE HISTORICAL BALANCE SHEETS AND RESULTS OF OPERATIONS AS FOLLOWS:

    (1)-CEDC          - consolidated financial position and operating results as of and for the year end December 31,  2001

    (2)-AGIS S.A.     - historical financial position and operating results as
                        of and for the year ended December 31, 2001

    (3)-Damianex S.A. - historical financial position and operating results as of and for the year ended December 31, 2001

B.  ACQUISTIONS

    (1). AGIS S.A.
    On April 24, 2002, the CEDC group purchased the outstanding shares of AGIS S.A. Total consideration for the acquisition consisted of the following:

    Cash consideration to stockholders                                $ 4,568
    *172,676 shares of CEDC common stock                                2,141

    Acquisition costs (estimated)                                         262
                                                                    ---------
                                                                      $ 6,971
                                                                    =========

    * CEDC's common stock was valued at the average stock price a few days before and after the purchase intent was announced and the agreement terms were finalized. The shares issued are not registered and may not be sold without the consent of CEDC for six months subsequent to the acquisition date.

                    Central European Distribution Corporation
    Notes to the Unaudited Pro Forma Condensed Combined Financial Information
               (Amounts in columns expressed in thousands of USD)

    (2). DAMIANEX S.A.

    On April 22, 2002, the CEDC group purchased the outstanding shares of Damianex S.A. Total consideration for the acquisition consisted of the following:

    Cash consideration to stockholders                                $ 7,138
    *152,996 shares of CEDC common stock                                1,634
    Acquisition costs (estimated)                                         317
                                                                    ----------
                                                                      $ 9,089
                                                                    ==========

    * CEDC's common stock was valued at the average stock price a few days before and after the agreement terms were finalized. The shares issued are not registered and may not be sold without the consent of CEDC for one year subsequent to the acquisition date.

    The sellers were granted an option to sell the acquired CEDC stock ("Put Option") back to the Company at a price of $12.00 per share during the period from April 23, 2003 to April 29, 2003. The discount between the value of CEDC's stock and the option price will be accreted over the 12 months by a charge to retained earnings (reduction of earnings available to common stockholders when calculating earnings per share). If the put lapses, the shares will be transferred to equity at the accreted value. If the shares are purchased by the Company they will be treated as treasury shares. These shares have been disclosed in the pro forma condensed combined balance sheet as temporary equity above stockholders' equity. Prior to the exercise option period (April 23, 2003 to April 29, 2003) these shares will be considered in the calculation of diluted earnings per share (unless they are anti-dilutive).

    As part of the Agreement, approximately $3,200,000 was transferred to an escrow account. The funds in the escrow account will be paid to the sellers when CEDC receives approval from the Polish Government in regards to the ownership of the real estate element of the transaction (estimated to be approximately 3 months). If approval is not received, the real estate will be separated from the Company and sold to a mutually agreed upon third party for a mutually agreed price. As part of the sale of the real estate, a lease agreement would be established for a period of three to five years with the buyers which shall not exceed the market price applicable in the region. If the real estate is not sold within six months from the day the Polish Government informs the parties of its refusal, the funds in the escrow account will be transferred back to CEDC with 50% of the interest earned on the escrowed amount.

                    Central European Distribution Corporation
    Notes to the Unaudited Pro Forma Condensed Combined Financial Information
               (Amounts in columns expressed in thousands of USD)

C.  DETERMINATION OF GOODWILL
    (1) AGIS S.A.
    In connection with the preparation of the pro forma condensed combined balance sheet information at December 31, 2001, the book values of certain assets were adjusted to estimated fair values as follows:

    Cost of acquisition                                                 $6,971
    Historical net book value at December 31, 2001                        *597
    **Other current liabilities                                           (131)
                                                                     ---------
                                                                        $6,505
                                                                       ***(108)
                                                                     ---------
    Preliminary goodwill                                                $6,397
                                                                     =========

    * Assuming the AGIS acquisition was finalized on December 31, 2001, the historical net book of $2,009,000 has been reduced to reflect a dividend declared in April 2002 in regards to prior year earnings for the amount of approximately $1,412,000.

    **Assuming the acquisition was finalized on December 31, 2001, the goodwill was adjusted to reflect the estimated acquired goodwill determined as of April 24, 2002.

    *** This amount relates to the elimination of deferred income (net of tax) in regards to the sale of real estate as described in Note I. The $108,000 deferred gain would never be recognized in the consolidated financial statements of CEDC as it was pre-acquisition.

    Prior to the finalization of the business combination agreement all the real estate (land and buildings) and certain vehicles were sold to the former shareholders, see Note I. CEDC believes fair market value of the remaining assets is equal to their carrying values, this will be confirmed upon finalization of the appraisal of business combination assets.

    (2) DAMIANEX S.A.
    The book values of certain assets of the Damianex S.A. acquisition were adjusted to estimated fair values as follows (assuming the Polish Government approves the real estate element of the transaction):

        Cost of acquisition                                                                              $ 9,089
        Historical net book value at December 31, 2001                                                    *2,831
        To increase land to estimated fair value                                           ***165

        To increase buildings to estimated fair value                                      ***203
        To record deferred taxes on increase of book values of land and buildings          ***(92)
        Other current assets                                                                **318
                                                                                         --------

                                                                                                       ---------
        Preliminary goodwill                                                                             $ 5,664
                                                                                                       =========

    * Assuming the Damianex acquisition was finalized on December 31, 2001, the historical net book has been reduced to reflect a dividend declared in April 2002 in the amount of $740,000.

    ** Assuming the acquisition was finalized on December 31, 2001, the goodwill was adjusted to reflect the estimated acquired goodwill determined as of April 22, 2002.

    *** Assuming the Polish Government approves the real estate element of the transaction.

                    Central European Distribution Corporation
    Notes to the Unaudited Pro Forma Condensed Combined Financial Information
                Amounts in columns expressed in thousands of USD

    In accordance with SFAS 142, goodwill is no longer amortized. The allocation of the excess purchase price to goodwill may be revised when the Company receives the independent valuations in regards to the acquisitions (Damianex S.A. and AGIS S.A.) of the tangible and intangible business assets acquired and upon completion of the escrow period for the Damianex S.A. acquisition and final determination of the purchase price for AGIS for the effects of old accounts receivable. CEDC does not expect material adjustments from the completion of this process.

D.  FINANCING OF ACQUISITIONS

    The Company secured additional long-term borrowings of approximately $4,300,000 to finance the acquisitions. The interest rate on the additional borrowings is LIBOR plus 2%. The average LIBOR plus 2% rate for 2001 was approximately 4.25%. The Company allocated $1,800,000 and $2,500,000 of additional borrowing for the purchases of AGIS S.A. and Damianex S.A., respectively. The additional interest expense for AGIS S.A. in regards to the pro forma condensed combined income statement information is approximately $77,000 for the year end December 31, 2001. The additional interest expense for Damianex S.A. in regards to the pro forma condensed combined income statement information is approximately $106,000 for the year ended December 31, 2001.

    The loan is repayable in quarterly installments commencing during the second quarter of 2003.

    On March 28, 2002, CEDC finalized the private placement of 800,000 shares of the Company's common stock. The Company received approximate net proceeds of $7,543,000 from this private placement, of which $7,543,000 was used as follows:


    Acquisition of Damaniex S.A.                                         $4,638

    Acquisition of AGIS S.A.                                              2,768

    Other                                                                   137
                                                                      ---------
                                                                         $7,543
                                                                      =========

    For convenience, the pro forma adjustments in regards to the common stock par value $8,000 and other costs of $137,000 related to the private placement offering have been included in the pro forma column for the Damianex acquisition.

E.  ELIMINATION OF ACQUIRED COMPANIES SHAREHOLDERS' EQUITY ACCOUNTS

                                                                                AGIS S.A.              Damianex S.A.
                                                                        December 31, 2001          December 31, 2001
                                                                     ---------------------       --------------------
    Common Stock                                                                  $   229                     $1,739
    Retained earnings                                                               1,780                      1,727
    Accumulated other comprehensive loss, (net of tax)                                  -                        105
                                                                     ---------------------       --------------------
                                                                                  $ 2,009                     $3,571
                                                                     =====================       ====================

                    Central European Distribution Corporation
    Notes to the Unaudited Pro Forma Condensed Combined Financial Information Amounts in columns expressed in thousands of USD (except per share data)

F.  PROFORMA EXPENSE ADJUSTMENTS

    (1). CEDC did not acquire any of the AGIS buildings. As a result CEDC entered into lease agreements with the former shareholders of AGIS to lease the buildings for an unspecified period. This pro forma entry reflects the elimination with respect to the depreciation of the buildings and the addition of rent expense on the lease referred to above. Depreciation in the amount of $16,000 has been reduced for the year ended December 31, 2001. Rent expense of $216,000 has been recognized for the year ended December 31, 2001.

    Additionally, real estate taxes and maintenance costs applicable to the buildings were eliminated, the expenses eliminated were $41,000 for the year ended December 31, 2001.

    (2). Damianex S.A. - The increase in the fair market values of the acquired buildings subsequently increased the depreciation expense for the year ended 2001. The depreciation expense was calculated based on the estimated average remaining life of buildings (approximately 20 years) which is approximately 5%. The additional depreciation expense for the year ended December 31, 2001 is approximately $10,000.

G.  PRO FORMA INCOME TAX ADJUSTMENTS


                                                             AGIS S.A.               Damianex S.A.
                                                      Year ended December 31,   Year ended December 31,
                                                                2001                      2001
                                                      -----------------------   -----------------------
     Interest expense                                                   $ 77                     $ 106
     Rent expense                                                        216                         -
     Real estate tax and repairs and maintenance                         (41)                        -
     Depreciation                                                        (16)                       10
                                                      -----------------------   -----------------------
     Additional tax deductible expenditures                              236                       116
     Tax rate for period                                                  28%                       28%
                                                      -----------------------   -----------------------
     Total pro forma tax expense                                        $ 66                     $  33
                                                      =======================   =======================

     Goodwill is not tax deductible.

H.   PERSONNEL REDUCTIONS

     CEDC's management does not presently anticipate any significant personnel reductions as a result of the acquisitions.

I.   SALE OF REAL ESTATE

     As part of the AGIS purchase agreement, all the real estate in the Company was sold to the former shareholders. The amount received in excess of the carrying value of the real estate of $150,000 (net of tax) was recorded as a reduction of the purchase price.

                    Central European Distribution Corporation
    Notes to the Unaudited Pro Forma Condensed Combined Financial Information Amounts in columns expressed in thousands of USD (except per share data)

J.  PRO FORMA NET INCOME PER SHARE INFORMATION

    Pro forma net income per share information considers the effects of shares issued in connection with the transaction as though they were outstanding during the periods presented. The shares used for these calculations were as follows:

                                                     Year end
                                                 December 31, 2001
                                             -------------------------

                                             Historical      Pro forma
                                             ----------      ---------

    Basic                                         4,359         *5,332

    Dilutive                                      4,447        **5,420


* Includes the following:

       800,000 common shares issued in regards to the private placement offering 172,676 common shares issued in regards to the AGIS acquisition

** The pro forma diluted earnings per share are calculated using the pro forma shares indicated above. The pro forma diluted earnings per share calculation does not include the 161,380 incremental shares as a result of applying the reverse treasury stock method to the 152,996 common shares with attached put options issued in connection with the Damianex acquisition. The result of this is anti-dilutive.

As discussed in Note B2, the discount of the fair value of the put options in regards to the 152,996 shares issued for the purchase of Damianex will be accreted over the 12 months by a charge to retained earnings (reduction of earnings available to common stockholders when calculating earnings per share). For purposes of the calculation of pro forma basic earnings per share for the year ended December 31, 2001, net income disclosed in the pro forma condensed combined income statement has been reduced by full accretion of the discount of $202,000, resulting in earnings available to common stockholders of $4,779,000. This amount is divided by the pro forma basic and diluted shares shown above to arrive at pro forma earnings per share for the year ended December 31, 2001.

(c)  List of Exhibits

2.2. Shares Purchase Agreement for Agis dated April 24, 2002

23   Consent of Ernst & Young Audit Sp. z o.o.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Central European Distribution Corporation
                                                   (Registrant)

                                                       /s/ James Archbold

June 3, 2002                                          James Archbold
                                          Vice President and Corporate Secretary